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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Timothy Losik Chief Financial Officer Omtool, Ltd. 603-898-8900, ext. 1416 tlosik@omtool.com

Omtool Announces Quarterly Results

        SALEM, N.H., July 25, 2003—Omtool, Ltd. (NASDAQ: OMTL) today announced its financial results for the second quarter ended June 30, 2003. Total revenues for the second quarter were approximately $3.3 million, unchanged from the second quarter of 2002. During the quarter, the Company recorded a net loss of approximately $758,000 or $(0.43) per share, on a basic and diluted basis as compared to a net loss of approximately $3.4 million or $(1.86) per share, on a basic and diluted basis for the second quarter of 2002. Included in the 2002 loss was a charge of $220,000 for a reduction in staff along with a charge of approximately $1.2 million to write off deferred tax assets.

        For the six-month period ended June 30, 2003, total revenues were $6.3 million versus total revenues of $7.3 million for the same period in 2002. For the first six months of 2003, the Company recorded a net loss of approximately $1.4 million or $(0.82) per share as compared to a net loss of approximately $4.5 million or $(2.46) per share, on a basic and diluted basis for the first six months of 2002.

        The second quarter saw an increase in revenue from the first quarter of 2003 across the Company's core sales categories, including software licensing, hardware and services. This sequential increase was primarily due to several large deals closed in the quarter and an increase in the average size of client contracts. Sales of Genifax™ Legal Edition software were particularly noteworthy as current law office clients migrated from the Company's legacy LegalFax product to its Windows Server-based upgrade.

        "Brisk client movement to Genifax Legal Edition combined with a significant number of large contracts in the second quarter are positive steps that we intend to build on for the rest of the year," said Robert Voelk, Omtool's president and chief executive officer. "Businesses are recognizing the need for secure, reliable and cost-efficient electronic document delivery systems for their enterprise, which makes it imperative that we strive to capitalize on this recognition with even more deals and larger contract sizes."

        The Company continues to hold the line on operating expenses. Omtool has reduced its loss from operations by more than 50 percent when comparing the first six months of 2003 to the first six months of 2002. In the same timeframe, the Company's total operating expenses shrunk by more than 30 percent.

-more-

Omtool Announces Results/page 2

About Omtool, Ltd.

        Omtool provides enterprise document messaging applications that streamline workflows, reduce costs and ensure secure, confidential e-document exchange. Omtool accomplishes this by integrating with industry-leading e-mail messaging, enterprise resource and document management systems to add secure delivery and high volume fax functionality to a company's existing communication infrastructure. Because paper remains an integral part of many business processes, Omtool also provides technology that incorporates electronic delivery, security and billing functionality into industry-leading multifunction and scanning devices. Based in Salem, N.H., and with an office in the United Kingdom, the company can be contacted at 800-886-7845 or www.omtool.com.

        The consolidated statement of operations and condensed consolidated balance sheet follow.

Omtool Announces Results/page 3

OMTOOL, LTD.
Consolidated Summary Financial Data
(in Thousands except Per Share Amounts)

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited)
Revenues:
Software license	$1,111	$863	$1,989	$2,142
Hardware	611	648	1,117	1,431
Service and other	1,610	1,781	3,208	3,681

Total revenues	3,332	3,292	6,314	7,254

Cost of revenues:
Software license	97	79	151	153
Hardware	451	444	800	961
Service and other	806	829	1,597	1,599

Total cost of revenues	1,354	1,352	2,548	2,713

Gross profit	1,978	1,940	3,766	4,541

Operating expenses:
Sales and marketing	1,337	1,876	2,668	3,523
Research and development	588	863	1,172	1,696
General and administrative	825	1,398	1,558	2,659

Total operating expenses	2,750	4,137	5,398	7,878

Loss from operations	(772)	(2,197)	(1,632)	(3,337)
Interest income	14	46	53	98

Loss before provision (benefit)	(758)	(2,151)	(1,579)	(3,239)
Tax provision (benefit)	—	1,225	(155)	1,225

Net loss	$(758)	$(3,376)	$(1,424)	$(4,464)

Net loss per share
Basic and diluted	$(0.43)	$(1.86)	$(0.82)	$(2.46)

Weighted average number of common shares outstanding
Basic and diluted	1,746	1,815	1,746	1,815

Omtool Announces Results/page 4

Consolidated Balance Sheets

	Jun. 30, 2003	Dec. 31, 2002
	(Unaudited)
Assets:
Cash and cash equivalents	$8,383	$8,192
Short-term investments	—	1,597
Accounts receivable, net	1,370	1,665
Inventory	165	188
Prepaids and other	228	420

	10,146	12,062
Property and equipment, net	554	616
Other assets	14	14

	$10,714	$12,692

Liabilities and stockholders' equity:
Accounts payable	$1,062	$1,019
Accrued expenses	2,568	2,941
Deferred revenue	3,173	3,398

	6,803	7,358
Stockholders' equity	3,911	5,334

	$10,714	$12,692

###

        This press release contains forward-looking statements, including, without limitation, statements regarding the Company's future financial and operating performance, customer interest in the Genifax™ Legal Edition product, the volume and size of software contracts, the reduction in operating expenses and the future plans of Company management. These forward-looking statements are neither promises nor guarantees, but are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in the forward-looking statements, including but not limited to, risks associated with the introduction of new product offerings, including the AccuRoute™, Genidocs™ and Genifax software products, the success of the Company's channel sales strategies, business partner strategies and new marketing efforts, the continuation of market demand for fax-based software solutions, fluctuations in quarterly results of operations, dependence on continuing market acceptance of Fax Sr. NT™ software, changes in the regulatory environment, dependence on continuing growth in the number of organizations implementing secure electronic document exchange, competition, the Company's ability to complete development of, and market acceptance of new products, including the AccuRoute, Genidocs and Genifax software products, product enhancements, the risks associated with reductions in staff and those other risk factors described in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2003 and the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 5, 2003. Reported results should not be considered an indication of future performance. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Omtool undertakes no responsibility to update any such forward-looking statements.

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OMTOOL, LTD. Consolidated Summary Financial Data (in Thousands except Per Share Amounts)